EXHIBIT 2.1
-----------


                            ASSET PURCHASE AGREEMENT



                                     Between

                            KENNEDY INFORMATION, LLC


                                       and

                      THE BUREAU OF NATIONAL AFFAIRS, INC.







                          Dated as of November 3, 2000

                                Table of Contents


ARTICLE I.         PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.....1

   Section 1.1.    Sale and Transfer of Assets................................1
   Section 1.2.    Excluded Assets............................................2
   Section 1.3.    Assumption of Liabilities..................................2
   Section 1.4.    Excluded Liabilities.......................................2

ARTICLE II.        PURCHASE PRICE.............................................3

   Section 2.1.    Purchase Price.............................................3
   Section 2.2.    Balance Sheets; Cash Transfers at Closing;
                   Post-Closing Adjustments...................................4
   Section 2.3.    Purchase Price Allocation..................................8

ARTICLE III.       CLOSING....................................................8

   Section 3.1.    General....................................................8
   Section 3.2.    Deliveries by Seller at the Closing........................9
   Section 3.3.    Deliveries by Buyer at the Closing.........................10
   Section 3.4.    Escrow Agreement...........................................11

ARTICLE IV.        REPRESENTATIONS AND WARRANTIES OF SELLER...................11

   Section 4.1.    Due Formation and Authority of Seller......................11
   Section 4.2.    Authority to Execute and Perform Agreements................11
   Section 4.3.    Capitalization; Subsidiaries...............................11
   Section 4.4.    No Conflict................................................12
   Section 4.5.    Financial Statements.......................................12
   Section 4.6.    Title and Liens............................................13
   Section 4.7.    Acquired Assets; Title to the Acquired Assets..............13
   Section 4.8.    Brokers' or Finders' Fee...................................13
   Section 4.9.    Agreements and Contracts...................................13
   Section 4.10.   Consent and Approvals......................................14
   Section 4.11.   Absence of Litigation......................................14
   Section 4.12.   Intellectual Property Assets...............................14
                   (a)  Intellectual Property Assets..........................14
                   (b)  Intellectual Property Assets Necessary
                        for the Business......................................15
                   (c)  Patents  .............................................15
                   (d)  Marks    .............................................15
                   (e)  Copyrights............................................15
                   (f)  Trade Secrets.........................................16
                   (g)  Proprietary Software..................................16
   Section 4.13.   No Libelous, Obscene or Injurious Material.................16
   Section 4.14.   Compliance.................................................16
   Section 4.15.   Exclusivity of Representations.............................17

ARTICLE V.         REPRESENTATIONS AND WARRANTIES OF BUYER....................17

   Section 5.1.    Due Incorporation and Authority of Buyer...................17
   Section 5.2.    Authority to Execute and Perform Agreements................17
   Section 5.3.    No Conflict................................................17

   Section 5.4.    Consents and Approvals.....................................18
   Section 5.5.    Absence of Litigation......................................18
   Section 5.6.    Financial Ability..........................................18
   Section 5.7.    Brokers....................................................18

ARTICLE VI.        CONDITIONS TO CLOSING......................................18

   Section 6.1.    Conditions to Buyer's Obligations..........................18
                   (a)  Representations and Warranties........................18
                   (b)  Covenants.............................................18
                   (c)  Material Adverse Change...............................19
                   (d)  Consents..............................................19
                   (e)  No Proceeding or Litigation...........................19
                   (f)  Certificates; Documents...............................19
                   (g)  Employment Agreements.................................19
                   (h)  Transition Services Agreement.........................19
                   (i)  Author Agreement......................................19
   Section 6.2.    Conditions to Seller's Obligations.........................19
                   (a)  Representations and Warranties........................19
                   (b)  Covenants.............................................19
                   (c)  Consents..............................................19
                   (d)  No Proceeding or Litigation...........................20
                   (e)  Certificates; Documents; Payment......................20
                   (f)  Transition Services Agreement.........................20
   Section 6.3.    Waiver of Conditions.......................................20

ARTICLE VII.       COVENANTS..................................................20

   Section 7.1.    Conduct of Business........................................20
   Section 7.2.    Confidentiality of Seller..................................21
   Section 7.3.    Confidentiality of Buyer...................................21
   Section 7.4.    Maintenance of, and Access to, Records.....................21
   Section 7.5.    Agreement to Comply........................................21
   Section 7.6.    Access Prior to the Closing Date...........................22
   Section 7.7.    Accounts Receivable........................................22
   Section 7.8.    Name Change Filings........................................22
   Section 7.9.    Further Assurances.........................................22
   Section 7.10.   Expenses; Transfer Taxes...................................23
   Section 7.11.   Bulk Transfer Laws.........................................23
   Section 7.12.   Press Releases and Disclosure..............................23
   Section 7.13.   Cooperation in the Defense of Claims.......................24
   Section 7.14.   Regulatory Approvals.......................................24
   Section 7.15.   Employee Matters...........................................24
                   (a)  Offer to Hire.........................................24
                   (b)  Transferred Employees.................................25
                   (c)  Terms of Employment...................................25
                   (d)  Assumed Plans.........................................25
                   (e)  ERISA.................................................26

                   (f)  COBRA.................................................27
                   (g)  Vacation and Sick Leave...............................27
                   (h)  Effect of Transaction.................................27
   Section 7.16.   Seller's Non-Competition and Non-Solicitation..............27
                   (a)      Non-Competition...................................27
                   (b)      Non-Solicitation..................................28

ARTICLE VIII.      INDEMNIFICATION............................................28

   Section 8.1.    Indemnification by Buyer...................................28
   Section 8.2.    Indemnification by Seller..................................29
   Section 8.3.    Notification of Claims.....................................29
   Section 8.4.    Exclusive Remedies.........................................30
   Section 8.5.    Survival...................................................31

ARTICLE IX.        TERMINATION................................................31

   Section 9.1.    Termination................................................31
                   (a)      Mutual Consent....................................31
                   (b)      Closing Date......................................31
                   (c)      Seller Misrepresentation or Breach................31
                   (d)      Buyer Misrepresentation or Breach.................31
                   (e)      Court Order.......................................31
   Section 9.2.    Effect of Termination......................................31

ARTICLE X.         MISCELLANEOUS..............................................32

   Section 10.1.   Amendments.................................................32
   Section 10.2.   Entire Agreement...........................................32
   Section 10.3.   Governing Law..............................................32
   Section 10.4.   Notices....................................................32
   Section 10.5.   Counterparts...............................................33
   Section 10.6.   Assignment.................................................33
   Section 10.7.   Waivers....................................................33
   Section 10.8.   Survival of Covenants......................................34
   Section 10.9.   Schedules, Addenda and Exhibits............................34
   Section 10.10.  Headings...................................................34
   Section 10.11.  Gender and Number..........................................34
   Section 10.12.  Equitable Remedies.........................................34
   Section 10.13.  Seller's Knowledge.........................................34

                                INDEX OF EXHIBITS



Exhibit A - Bill of Sale
Exhibit B - Opinion of Counsel to Seller
Exhibit C-1 - Wayne E. Cooper Employment Agreement
Exhibit C-2 - Marshall Cooper Employment Agreement
Exhibit D - Opinion of Counsel to Buyer
Exhibit E - Closing Balance Sheet
Exhibit F - Hypothetical Calculations of GEBT
Exhibit G - Agreed Allocation of Purchase Price and Assumed Liabilities Exhibit H - Escrow Agreement
Exhibit I - Seller's and Escrow Agent's Wire Transfer Instructions Exhibit J - Transition Services Agreement

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of November 3, 2000, is between The Bureau of National Affairs, Inc., a Delaware corporation ("Buyer"), and Kennedy Information, LLC, a New Hampshire limited liability company ("Seller").

                              W I T N E S S E T H:

         WHEREAS, Seller currently conducts, directly and through Kennedy Professional Publishing, LLC, a New York limited liability company ("KPP-NY"), the business of publishing, producing, selling, marketing, arranging, and promoting professional and industry-targeted newsletters and magazines, tradeshows, expositions, conferences, seminars, market studies and information, advisory and research services, electronic/internet products and other similar activities for and about the management consulting, investor relations and executive recruiting industries (collectively, the "Business") and desires to sell substantially all of its assets, properties, rights and interests and all of the outstanding membership interests of KPP-NY; and

         WHEREAS, Buyer desires to purchase and acquire from Seller, upon the terms and subject to the conditions hereinafter set forth, such assets, properties, rights and interests, in consideration of a purchase price to be paid by Buyer and the assumption by Buyer of certain liabilities and obligations of Seller as hereinafter set forth.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Buyer and Seller, Buyer and Seller agree as follows:

                                   ARTICLE I.
                          PURCHASE AND SALE OF ASSETS;
                            ASSUMPTION OF LIABILITIES

     Section 1.1.   Sale and Transfer of Assets.

     (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Closing Date as hereinafter defined, except with respect to the Excluded Assets (as defined below), Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, convey, assign and deliver to Buyer, all of Seller's right, title and interest of every nature (absolute, contingent, fee, leasehold, statutory, contractual or otherwise) in and to all of its assets, properties and businesses of every kind, character, type or description, whether real, personal, mixed, tangible or intangible and wherever situated, as such assets shall exist on the Closing Date (as defined below) including but not limited to: the Intellectual Property Assets (as defined in Section 4.12); furniture, fixtures and equipment (including office furniture, machinery, equipment, computer hardware and software systems); libraries, plates, films, mechanicals, logos, proofs, masters and other artwork and graphic material; rights under existing agreements (including consulting and employment agreements, publications contracts and conference contracts); leasehold rights; supplies and inventories; books and records; promotional materials; licenses and permits; electronic/internet products and rights; works in process; accounts receivable; prepaid expenses; all of the outstanding membership interests of KPP-NY; and all other assets used in the operation of the Business (collectively, the "Acquired Assets").

     (b) Nothing contained in this Agreement shall be construed as an attempt to agree to assign any contract, lease, agreement, license or permit which is at law non-assignable without the consent of any other party thereto, unless such consent shall have been given. The parties shall use all commercially reasonable efforts to obtain all such necessary consents. In order, however, that the full value of every such contract, lease or agreement that is included within the Acquired Assets may be realized, Buyer shall be entitled to the benefits accruing after the Closing Date of any such non-assigned contract, lease or agreement. Buyer, at its sole expense, shall perform all of Seller's obligations due to be performed under any such non-assigned contract, lease or agreement to the extent (i) Buyer can perform such obligations without violating the terms of such non-assigned contract, lease or agreement and (ii) Buyer is being provided the benefits of such non-assigned contract, lease or agreement. Seller shall remit any monies received under any such non-assigned contract, lease or agreement to Buyer within seven (7) business days of collection. Nothing in this
Section 1.1(b) shall be deemed to require Buyer to (i) make any payment, other than payments arising out of performance after the Closing Date in accordance with the terms of such non-assigned contract, lease or agreement, to any counterparty to any such non-assigned contract, lease or agreement or (ii) agree to any change in the terms of any such non-assigned contract, lease or agreement.

     Section 1.2. Excluded Assets. Anything in Section 1.1 hereofto the contrary notwithstanding, Seller shall retain the assets set forth in Section 1.2 of Seller's Disclosure Schedule entitled "Excluded Assets" (collectively, the "Excluded Assets"), and Buyer shall in no way be deemed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in any such Excluded Assets.

     Section 1.3. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Closing Date, Buyer shall assume and thereafter as and when due pay, perform and discharge (a) any and all accounts payable and accrued expenses related to the Business, and (b) any and all debts, obligations and liabilities arising after, and relating to acts, omissions, events or occurrences after, the Closing Date with respect to the Acquired Assets or the Business conducted by Buyer (collectively, the "Assumed Liabilities").

     Section 1.4. Excluded Liabilities. Anything in Section 1.3 hereof to the contrary notwithstanding, Buyer shall not assume or in any way become liable for
(a) the debts, obligations and liabilities relating to acts, omissions, events or occurrences prior to the Closing Date with respect to the Acquired Assets or the Business conducted by Seller, regardless of when arising, except to the extent accounts payable and accrued expenses are reflected or reserved against on the Final Closing Balance Sheet, or (b) any of Seller's liabilities set forth in Section 1.4 of Seller's Disclosure Schedule entitled "Excluded Liabilities" (collectively, the "Excluded Liabilities").

                                   ARTICLE II.
                                 PURCHASE PRICE

     Section 2.1. Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") shall be the sum of (i) Forty-Five Million Dollars ($45,000,000) (the "Cash Payment"), payable in the manner specified in Section 2.2, (ii) an amount equal to 25% of the Seller's "Deferred Subscription Income" liability as of 11:59 P.M. (Eastern time) on the day immediately preceding the Closing Date, as that amount is computed using the Quickfill program utilized by the Seller, which shall be initially equal to the amount specified in Section 2.2(b)(3), subject to adjustment as described in Section 2.2(c) and (d) and
(iii) a contingent amount equal to the Earn-Out Payments and Additional Earn-Out Payment (both as defined below) .

     "Earn-Out Payments" shall be equal to one-third of the amount (if any) by which actual GEBT (as defined below) of the Business exceeds $5.8 million, $6.4 million, and $7.1 million (each individually a "Target GEBT Level") in each of the calendar years 2001, 2002, and 2003, respectively. Any Earn-Out Payments due with respect to calendar years 2001 and 2002 shall be paid to Seller no later than January 31, 2004. Any Earn-Out Payments due with respect to calendar year 2003 shall be paid to Seller no later than March 15, 2004. Each Earn-Out Payment shall be accompanied by an explanation of how GEBT was calculated and supporting documentation. If actual GEBT in 2001, 2002 or 2003 fails to exceed the corresponding Target GEBT Level, at the joint option of Wayne Cooper and Marshall Cooper, the Employment Agreements of Wayne Cooper and Marshall Cooper shall automatically be extended for one year and the Seller shall be entitled to receive an "Additional Earn-Out Payment" equal to one-third of the amount (if any) by which actual GEBT of the Business exceeds $7.8 million in calendar year 2004. Any Additional Earn-Out Payment shall be paid to Seller no later than March 15, 2005, accompanied by an explanation of how GEBT was calculated and supporting documentation.

     "GEBT" of the Business shall mean its aggregate net earnings from operations, calculated as if it were being operated as a separate and independent corporation, after deduction of all appropriate expenses, charges and reserves, but before adjustment for federal, state and local income or franchise taxes, determined in accordance with generally accepted accounting principles ("GAAP"), but (i) excluding amortization of intangible assets related to the transaction contemplated herein, (ii) including interest income or expense, at the market-based rate applicable under Buyer's inter-affiliate cash pooling agreement, on the cumulative net balance of cash transferred to Buyer from the operation of the Business and by Buyer to the operation of the Business and inter-affiliate credits and charges during the relevant periods (for greater clarity, cash transferred to Buyer from the operation of the Business would exclude cash transferred and inter-affiliate credits as the result of tax savings associated with the amortization of intangible assets related to the transaction contemplated herein), (iii) including the financial results of any subsequent acquisitions made by the Business, inclusive of related revenues, expenses, and amortization of intangible assets, (iv) excluding interest related to financing of the transaction contemplated herein or of any subsequent acquisitions made by the Business and (v) including the total amounts of deferred revenue items identified in Sections 2.2(b)(2) and 2.2(b)(3) to the extent that they were excluded from the calculation of Business revenues as a result of the transaction contemplated by the Agreement. For illustrative purposes only, certain hypothetical calculations of GEBT are set forth on Exhibit F attached hereto. Seller shall have a right to review Buyer's calculation of GEBT and supporting documentation and comment thereon for a period of sixty (60) days following the payment of any Earn-Out Payments and Additional Earn-Out Payments. In the event that Buyer and Seller disagree on the calculation of GEBT for purposes of this Section 2.1, then any differences shall be resolved pursuant to the procedures described in Section 2.2(c) below.

     Section 2.2. Balance Sheets; Cash Transfers at Closing; Post-Closing Adjustments.
     (a) Seller hereby delivers to Buyer the pro forma statement of the Business attached as Exhibit E hereto (the "Closing Balance Sheet") and hereby certifies that all balances appearing on the Closing Balance Sheet: (i) represent Seller's good faith estimate as of 11:59 P.M. (Eastern Time) on the day that is four (4) business days after the date hereof; and (ii) based upon the books and records of Seller. The Closing Balance Sheet reflects, among other things, the assets and liabilities that will be transferred to, and assumed by, Buyer.

     (b)(1) Buyer will pay to Seller, by wire transfer to the account or accounts designated by Seller and specified in Exhibit I, at the Closing, an aggregate amount equal to (i) Forty-Five Million Dollars ($45,000,000), plus
(ii) $499,969 (representing Seller's good faith estimate, based on data available as of the date hereof, of 25% of Seller's "Deferred Subscription Income" liability as of 11:59 P.M. (Eastern time) on the day that is four (4) business days after the date hereof, as that amount is computed using the Quickfill program utilized by the Seller), plus (iii) the amount of accounts receivable (net of reserves) and prepaid expenses reflected on the Closing Balance Sheet (or $2,151,622), minus (iv) the amount of accounts payable and accrued expenses reflected on the Closing Balance Sheet (or $449,977) (collectively, the "Closing Balance Sheet Payment").

     (b)(2) Seller will pay to Buyer, at the Closing, in consideration for Buyer assuming all of Seller's obligations to pay, perform and discharge all Seller's obligations under deferred revenue items, but not deferred subscription items, an amount equal to $567,042. Payment of this amount will be made by offset against the payment made by Buyer pursuant to section 2.2(b)(1). This amount represents Seller's good faith estimate, based on data available as of the date hereof, of the sum of:

     (i) an amount equal to the difference of (a) one-half the amount of cash Seller has received as payment for the Conferences (as defined below) subsequent to September 17, 2000 but prior to the Closing Date minus (b) one-half of the amount of cash Buyer has received or expects to receive for the Conferences on or subsequent to the Closing Date;

     (ii) an amount equal to the difference of (a) all incremental costs, except payroll-related payments made by Buyer pursuant to the Transition Services Agreement, incurred or to be incurred by Buyer in connection with the Conferences minus (b) the sum of (y) one-half the amount of cash Seller has received as payment for the Conferences (as defined below) subsequent to September 17, 2000 but prior to the Closing Date plus (z) one-half of the amount of cash Buyer has received or expects to receive for the Conferences on or subsequent to the Closing Date; provided, however, if such difference is less than zero, then such amount shall be equal to zero;

     (iii) 5% of Seller's deferred advertising income as of 11:59 P.M. (Eastern time) on the day immediately preceding the Closing Date; and

     (iv) 66 2/3% of Seller's deferred advisory services revenue as of 11:59 P.M. (Eastern time) on the day immediately preceding the Closing Date.

     For purposes of this section 2.2(b)(2) only, "Conferences" shall mean the conferences to take place on November 7-8, 2000 (the "E-Services Conference") and November 16-17, 2000 (the "E-Recruiting and Staffing Conference and Expo"), only to the extent the E-Services Conference or the E-Recruiting and Staffing Conference and Expo occur after the Closing Date.

     (b)(3) Seller will pay to Buyer, at the Closing, in consideration for Buyer assuming all of Seller's obligations to pay, perform and discharge all Seller's obligations for deferred subscription items, an amount equal to $499,969. Payment of this amount will be made by offset against the payment made by Buyer pursuant to Section 2.2(b)(1). This amount represents Seller's good faith estimate, based on data available as of the date hereof, of 25% of Seller's "Deferred Subscription Income" liability as of 11:59 P.M. (Eastern time) on the day immediately preceding the Closing Date, as that amount is computed using the Quickfill program utilized by the Seller.

     (c)(1) Seller shall, on or before the date that is ninety (90) calendar days after the Closing Date, deliver to Buyer: (i) a pro forma statement of the Business as of 11:59 P.M. (Eastern Time) on the day immediately preceding the Closing Date (the "Revised Closing Balance Sheet"), in the same format as the Closing Balance Sheet; (ii) a calculation of the actual values of the amounts previously estimated by Seller pursuant to Section 2.2(b)(2) and (b)(3) (collectively, the "Specified Deferred Revenue Calculations"); and (iii) a certification of the president of Seller that all amounts appearing on the Revised Closing Balance Sheet and the Specified Deferred Revenue Calculations were (y) based upon the books and records of Seller and (z) calculated in a manner consistent with GAAP. Seller agrees to supply Buyer with a copy of all computer runs, work papers and supporting data used in preparing the Revised Closing Balance Sheet and the Specified Deferred Revenue Calculations. Buyer shall have the right to review the Revised Closing Balance Sheet and the Specified Deferred Revenue Calculations and comment thereon for a period of ninety (90) calendar days after receipt thereof. Any changes in the Revised Closing Balance Sheet and Specified Deferred Revenue Calculations that are agreed to by Buyer and Seller within such 90-day period shall be incorporated into a final balance sheet of the Business as of 11:59 P.M. (Eastern Time) on the day immediately preceding the Closing Date (the "Final Closing Balance Sheet") and a final calculation of the actual values of the amounts previously estimated by Seller pursuant to Section 2.2(b)(2) and (b)(3) (the "Final Specified Deferred Revenue Calculations"). In the event Buyer and Seller are unable to agree on the manner in which any item or items should be treated in the Final Closing Balance Sheet and the Final Specified Deferred Revenue Calculations within such 90-day period, Seller and Buyer shall prepare separate written reports of such item or items and refer such reports to a qualified third party accountant mutually acceptable to Buyer and Seller (the "Third Party Accountant") within ten (10) business days after the expiration of such 90-day period. The Third Party Accountant shall determine within ten (10) business days the manner in which such item or items shall be treated in the Final Closing Balance Sheet and the Final Specified Deferred Revenue Calculations; provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by Seller, on the one hand, and Buyer, on the other hand. The determinations by the Third Party Accountant as to the items in dispute shall be in writing and shall be Final and Binding on the parties and shall be so reflected in the Final Closing Balance Sheet and the Final Specified Deferred Revenue Calculations. For purposes of this Agreement, "Final and Binding" shall mean that the aforesaid determinations shall have the same preclusive effect for all purposes as if such determinations had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction. The fees, costs and expenses of retaining the Third Party Accountant shall be borne equally between the parties. Following the resolution of all disputed items (or, if there is no dispute, promptly after the parties reach agreement on the Final Closing Balance Sheet and the Final Specified Deferred Revenue Calculations), Seller shall prepare the Final Closing Balance Sheet and the Final Specified Deferred Revenue Calculations and shall deliver copies thereof to Buyer.

     (c)(2) Buyer shall, on or before the date that is seventy-five (75) calendar days after the Closing Date, deliver to Seller a calculation of the actual values of the amounts previously estimated by Seller pursuant to Section 2.2(b)(ii). Buyer agrees to supply Seller with a copy of all computer runs, work papers and supporting data used in preparing the calculation. Seller shall have the right to review the calculation and comment thereon for a period of ninety
(90) calendar days after receipt thereof. Any changes in the calculation that are agreed to by Buyer and Seller within such 90-day period shall be incorporated into the Final Specified Deferred Revenue Calculations. In the event Buyer and Seller are unable to agree on the manner in which any item or items should be treated, then the procedures described in paragraph (c)(1) shall be utilized to resolve all differences.

     (d) The amount of the payment pursuant to Section 2.2(b)(1) will be recalculated using the Final Closing Balance Sheet instead of the Closing Balance Sheet. This recalculated payment amount shall be known as the "Final Closing Balance Sheet Payment." The aggregate amount of the payments that would have been required pursuant to Section 2.2(b)(2) and (b)(3) using the Final
Specified Deferred Revenue Calculations instead of the amounts previously estimated by Seller shall be known as the "Final Specified Deferred Revenue Payment."

     In the event that the Closing Balance Sheet Payment is less than the Final Closing Balance Sheet Payment, the Buyer shall pay to Seller, by wire transfer to an account or accounts designated by Seller, the amount of such difference, together with interest thereon from and including the Closing Date to, but not including, the date of such payment computed at 0.0260271% per day.

     In the event that Closing Balance Sheet Payment is greater than the amount of the Final Closing Balance Sheet Payment the Seller shall pay to Buyer, by wire transfer to an account or accounts designated by Buyer, the amount of such difference, together with interest thereon from and including the Closing Date to, but not including, the date of such payment computed at 0.0260271% per day.

     In the event that the aggregate amount of the payments made by Seller at Closing pursuant to Section 2.2(b)(2) and (b)(3) is less than the amount of the Final Specified Deferred Revenue Payment, the Seller shall pay to Buyer, by wire transfer to an account or accounts designated by Buyer, the amount of such difference, together with interest thereon from and including the Closing Date to, but not including, the date of such payment computed at 0.0260271% per day.

     In the event that the aggregate amount of the payments made by Seller at Closing pursuant to Section 2.2(b)(2) and (b)(3) is greater than the amount of the Final Specified Deferred Revenue Payment, the Buyer shall pay to Seller, by wire transfer to an account or accounts designated by Seller, the amount of such difference, together with interest thereon from and including the Closing Date to, but not including, the date of such payment computed at 0.0260271% per day.

     Amounts required to be transferred on a given date from one party to another party pursuant to any provision of this Section 2.2(d) shall be netted against one another so that only a single net transfer shall be required on such date between such parties. Any transfer of cash required under this Section 2.2(d) shall be made within ten (10) business days of the date of the delivery of the Final Closing Balance Sheet and the Final Specified Deferred Revenue Calculations (including, if applicable, the determinations of the Third Party Accountant) to Buyer.

     For purposes of all amounts determined pursuant to Section 2.2(a),  (b)(1),
(b)(2), (b)(3), (c) and (d), the November/December issue of Consulting magazine shall be deemed to have been published on the day immediately preceding the Closing Date, and therefore (among other things), all revenue and expenses attributable to that issue (excluding, without limitation, the $10,000 in revenue for the advertising insert for Larstan) will be reflected on the Closing Balance Sheet and the Revised Closing Balance Sheet. Buyer will therefore be able to book and receive the advertising revenue for the $10,000 Larstan insert.

     (e) As soon as practicable following the date that is 180 days after the Closing Date, Buyer shall deliver to Seller a statement of all accounts receivable (net of reserves) that were included in the Acquired Assets but that have not yet been collected as of such 180th day (the "Uncollected Accounts Receivable Statement"). Within three (3) business days of receipt of the
Uncollected Accounts Receivable Statement, Seller shall pay to Buyer, by wire transfer to an account or accounts designated by Buyer, the aggregate amount of the uncollected accounts receivable shown on such statement, and Seller shall thereafter be entitled to receive, and Buyer shall promptly pay over to Seller, any amounts subsequently collected (or subsequently shown to have been previously collected) with respect to the uncollected accounts receivable shown on such statement. In the event Seller disputes the calculation of any item or items in the Uncollected Accounts Receivable Statement, and Seller and Buyer are unable to resolve the disputed items by mutual agreement, Seller and Buyer shall prepare separate written reports of such item or items and refer such reports to a Third Party Accountant within ten (10) business days after the delivery of such statement by Buyer. The disputed item or items shall be resolved by such Third Party Accountant in the manner specified in Section 2.2(c) hereof; provided, however, that the prevailing party shall be entitled to interest on any amounts paid as a result of such Third Party Accountant's determination from and including the date of delivery of the Uncollected Accounts Receivable Statement to, but not including, the date of payment computed at 0.0260271% per day. In the event that subsequent data or calculations require revision of the Uncollected Accounts Receivable Statement (including the determination of any Third Party Accountant engaged to resolve disputed items with respect thereto), the requisite revisions and appropriate payments thereunder shall be made, by wire transfer to an account or accounts designated by the party receiving payment, within ten (10) business days after the parties mutually agree on (or such Third Party Accountant determines) the requisite revisions.

     Section 2.3. Purchase Price Allocation.

     The Purchase Price (other than the Earn-Out Payments and Additional Earn-Out Payment) and Assumed Liabilities shall preliminarily be allocated among the Acquired Assets in accordance with their respective fair market values and in accordance with the terms of Exhibit G attached hereto, entitled "Agreed Allocation of Purchase Price and Assumed Liabilities." No later than 210 days after the Closing Date, Buyer and Seller shall jointly prepare a schedule allocating the Purchase Price (other than the Earn-Out Payments and Additional Earn-Out Payment) and Assumed Liabilities among the Acquired Assets in accordance with their respective fair market values and with section 1060 of the Code (as defined in Section 7.15(d) below) and the regulations thereunder. Buyer and Seller shall report the purchase and sale of the Acquired Assets on all tax returns, including timely filed Internal Revenue Service Forms 8594, in accordance with the allocation shown on such schedule. Adjustments to such allocation shall be made as appropriate to reflect payment of the Earn-Out Payments (if any) and Additional Earn-Out Payment (if any) and any other relevant payments made under the Agreement, in accordance with section 1060 of the Code and the regulations thereunder.


                                  ARTICLE III.
                                     CLOSING

     Section 3.1.   General.

     The "Closing" means the time when the Acquired Assets are transferred by Seller to Buyer. The Closing shall take place at the offices of The Jordan, Edmiston Group, Inc., 150 East 52nd Street, 18th Floor, New York, New York 10022 at 10:00 a.m. on the date that is the earlier to occur of (i) five business days following the day on which the last of the conditions to the Closing set forth in Article VI are satisfied or (ii) at such time and place and on such other day as is mutually agreed upon in writing by the parties hereto (the "Closing Date"). Legal title, equitable title and risk of loss with respect to the Acquired Assets shall pass to Buyer at the Closing, which transfer shall be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. (Eastern Time) on the Closing Date.

     Section 3.2.   Deliveries by Seller at the Closing.

     At the Closing, Seller shall deliver to Buyer the following; provided, however, that Buyer may waive delivery of any of the following:


     (a) The Bill of Sale attached hereto as Exhibit A (the "Bill of Sale"), transferring the Acquired Assets to Buyer, free and clear of liens, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions or encumbrances ("Liens") except for Permitted Liens. "Permitted Liens" means the following Liens: (a) Liens for taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by law for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; and (d) Liens incurred in the ordinary course of business securing obligations or liabilities which are not individually or in the aggregate material to the relevant asset.

     (b) Instruments of assignment to Buyer, in a form acceptable to Buyer, of all Intellectual Property Assets, the recording costs of which will be borne by Buyer;

     (c) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer as are reasonably requested by Buyer prior to the Closing as are required to vest in Buyer title in and to all of the Acquired Assets, free and clear of Liens except Permitted Liens;

     (d) Copies of all consents set forth on Section 3.2(d) of Seller's Disclosure Schedule entitled "Consents Required for Closing";

     (e) Receipt for payment of the Closing Balance Sheet Payment, reflecting the offsets contemplated by Section 2.2(b)(2) and (b)(3);

     (f) Short-form good standing certificate for Seller from the Secretary of State of New Hampshire, dated not more than fifteen (15) business days prior to the Closing Date;

     (g) Short-form good standing certificate for KPP-NY from the Secretary of State of New York, dated not more than fifteen (15) business days prior to the Closing Date;

     (h) A Certificate of Seller's Secretary or an Assistant Secretary or similar officer, dated the Closing Date, (a) certifying the incumbency of the officers or agents signing this Agreement and the transactions contemplated herein; and (b) certifying Seller's organizational documents to be true, complete and in full force and effect and unmodified as of the Closing Date;

     (i) A certificate signed by the President of Seller to the effect that the conditions specified in Section 6.1(a), (b), (c) and (e) have been satisfied;

     (j) Certified copies of resolutions adopted by the Board of Managers of Seller authorizing the execution and delivery of this Agreement and the other documents referred to herein or related hereto and the consummation of the transactions contemplated hereby, including the transfer of the Acquired Assets provided for hereunder;

     (k) An opinion, dated as of the Closing Date, of Gardner, Carton & Douglas, counsel to Seller, addressed to Buyer, and expressly providing for reliance by The Prudential Insurance Company of America and its affiliates (collectively "Prudential"), in substantially the form attached hereto as Exhibit B; and

     (l) Evidence of Seller's compliance with its obligations under the proviso in Section 4.12(e)(iv).


     Section 3.3. Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following; provided, however, that Seller may waive delivery of any of the following:

     (a) Evidence of payment of the Closing Balance Sheet Payment (including the Cash Payment) less the Escrow Amount (as defined below);

     (b) Copies of all the consents set forth in Section 3.3(b) of Buyer's Disclosure Schedule entitled "Consents Required for Closing;"

     (c) The Employment Agreements, in substantially the form attached hereto as Exhibit C, with Messrs. Wayne E. Cooper and Marshall Cooper;

     (d) Short-form good standing certificate for Buyer from the Secretary of State of Delaware, dated not more than fifteen (15) business days prior to the Closing Date;

     (e) A Certificate of Buyer's Secretary or an Assistant Secretary, dated the Closing Date, (a) certifying the incumbency of the officers signing this Agreement and the transactions contemplated herein to be executed and delivered by Buyer; and (b) certifying Buyer's organizational documents to be true, complete and in full force and effect and unmodified as of the Closing Date;

     (f) A certificate signed by the President or any Vice President of Buyer to the effect that the conditions specified in Section 6.2(a), (b) and (d) have been satisfied;

     (g) Certified copies of resolutions adopted by the Board of Directors of Buyer authorizing the execution and delivery by Buyer of this Agreement, the assumption of the Assumed Liabilities, and all other documents referred to herein or related hereto, the payment of the Purchase Price, and the consummation of the transactions contemplated hereby by Buyer; and

     (h) An opinion, dated as of the Closing Date, of Sutherland Asbill & Brennan LLP counsel to Buyer, addressed to Seller, and expressly providing for reliance by Prudential, in substantially the form attached hereto as Exhibit D.

     Section 3.4. Escrow Agreement. At the Closing, Buyer and Seller will enter into an escrow agreement in the form attached hereto as Exhibit H (the "Escrow Agreement") with Levine & Seltzer LLP (the "Escrow Agent"). In satisfaction of Seller's obligation to fund the escrow account under the Escrow Agreement, Buyer shall pay, by wire transfer to an account designated by the Escrow Agent and specified in Exhibit I, at the Closing, $2,250,000 (the "Escrow Amount"), and Buyer shall deduct such amount from the payment made by Buyer pursuant to
Section 2.2(b)(1).


                                  ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer:

     Section 4.1. Due Formation and Authority of Seller. Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of New Hampshire and has all necessary power and authority to own its assets, properties and rights and to carry on its business as now being conducted. Seller is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the liabilities, results of operations, financial condition or prospects of the Business considered as a whole (a "Material Adverse Effect on the Business").

     Section 4.2. Authority to Execute and Perform Agreements. Seller has all necessary power, authority and approval to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller and its members, and no member or other equity holder of Seller is entitled to exercise any dissenters', appraisal or similar rights with respect thereto. This Agreement has been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

     Section 4.3. Capitalization; Subsidiaries. Each of Wayne E. Cooper, Marshall Cooper and Giles Goodhead owns one-third of the membership interests in Seller, and no other membership interests, equity securities or other securities of Seller are issued and outstanding. Except as set forth in Section 4.3 of Seller's Disclosure Schedule, there are no agreements relating to the issuance, sale or transfer of any membership interests, equity securities or other securities of Seller. Except as set forth in Section 4.3 of Seller's Disclosure Schedule, Seller does not own, or have any agreement to acquire, any membership interests, equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other business. Seller owns all of the membership interests in KPP-NY, and no other membership interests, equity securities or other securities of KPP-NY are issued and outstanding. There are no agreements relating to the issuance, sale or transfer of any membership interests, equity securities or other securities of KPP-NY.

     Section 4.4. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 4.10 have been obtained, and except as may result from any facts or circumstances relating solely to Buyer, the execution, delivery and performance by Seller of this Agreement, do not and will not: (i) violate or conflict with Seller's Certificate of Formation or Operating Agreement; (ii) violate any material law, statute, rule or regulation to which Seller is subject or any material writ, injunction, judgment or decree applicable to Seller; or (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any person any rights of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of (or the obligation to create or impose) any lien, security interest, charge or encumbrance upon any of the Acquired Assets, pursuant to any contract, license or other instrument to which Seller is a party or by which any of such Acquired Assets is bound or affected, except in any such case in (ii) or
(iii) above as would not have a Material Adverse Effect on the Business.

     Section 4.5. Financial Statements. Seller has heretofore delivered to Buyer the following financial statements which relate to Seller and its subsidiary on a consolidated basis (collectively, together with the notes thereto, the "Financial Statements"): (i) the pro forma financial statements with respect to the investor relations Business (the "Investor Relations Pro Forma Statements"), and (ii) the audited Balance Sheets of Seller and its subsidiaries as of December 31, 1999 and December 31, 1998, the audited Statements of Income for the years ended December 31, 1999 and December 31, 1998, and the audited Statements of Cash Flows for the years ended December 31, 1999 and December 31, 1998, together with the footnotes thereto and the reports thereon by Seller's certified public accountants.

     Each of the Financial Statements is true, complete and correct in all material respects, was prepared from the books and records kept by Seller and its subsidiary for the Business, and fairly presents the financial position of Seller and its subsidiaries as of its date, and the results of Seller's and its subsidiaries' operations and Seller's and its subsidiary's cash flows for the periods then ended in accordance with GAAP consistently applied, except for the Investor Relations Pro Forma Statements which are not in accordance with GAAP and are treated differently for presentation purposes.

     Since December 31, 1999, there has been no material adverse change in the liabilities, results of operations, financial condition or prospects of the Business considered as a whole, nor has there been any event or condition of any character which is reasonably likely to have a Material Adverse Effect on the Business.

     Since December 31, 1999, Seller has operated the Business in the ordinary course consistent with past practice. Without limiting the generality of the immediately preceding sentence, since December 31, 1999, except as set forth in
Section 4.5 of Seller's Disclosure Schedule entitled "Financial Statements; Material Adverse Change; Conduct of Business," Seller has not, with respect to the Business: (i) increased the rate of compensation of, or paid any bonus to, any of the employees, or amended, created or otherwise established any plan, program or arrangement providing benefits to employees, directors, or independent contractors of, or consultants to, the Business except in the ordinary course consistent with past practice, (ii) entered into any employment contract with any employee not terminable at will or any management, consulting, deferred compensation, severance or other similar contract or agreement relating to the Business, (iii) entered into any contract or commitment relating to the Business except as contemplated by this Agreement except in the ordinary course consistent with past practice, (iv) incurred any debt, liability or obligation relating to the Business that would constitute an Assumed Liability except in the ordinary course consistent with past practice, (v) mortgaged, pledged or subjected to lien, charge or any other encumbrance any of the Acquired Assets except for Permitted Liens, (vi) sold, disposed of or discontinued any material assets, (vii) entered into any commitments with suppliers, advertisers or others except in the ordinary course consistent with past practice, (viii) incurred commitments for capital expenditures except in the ordinary course consistent with past practice, (ix) settled any lawsuits, (x) settled any claims except in the ordinary course consistent with past practice, (xi) waived any rights of substantial value under the contracts that are to be assigned to Buyer pursuant to the terms of this Agreement, (xii) materially changed the sales, marketing or business practices utilized by Seller, KPP-NY or their employees, including without limitation any early subscription renewal offers, acceleration of subscription renewals, discount subscription programs or similar transactions which have resulted or are reasonably likely to result in the acceleration or deferral of cash receipts or disbursements by Seller, or (xiii) agreed to do any of the foregoing.

     Section 4.6. Title and Liens. As of the Closing, Seller shall own outright and have good and valid title to the assets, properties and rights included in the Acquired Assets, in each case free and clear of any lien or other encumbrance, other than Permitted Liens.

     Section 4.7. Acquired Assets; Title to the Acquired Assets. Other than the Excluded Assets, the Acquired Assets are the only material assets, properties, rights and interests used by Seller in connection with the Business. Other than the Excluded Assets, the Acquired Assets to be conveyed to Buyer under this Agreement constitute all of the material assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by Seller prior to the date of this Agreement. All of the Acquired Assets used in connection with the operation of the Business are in good operating condition and repair, subject to normal wear and tear consistent with the age of the properties or assets, and are suitable for the uses to which they are put in the Business. To Seller's knowledge, none of the Acquired Assets has any material defects or is in need of maintenance or repair, except for ordinary, routine maintenance and repairs, which are not material in nature or cost.

     Section 4.8. Brokers' or Finders' Fee. Except for fees, commissions and expenses which shall be paid to Jordan, Edmiston Group, Inc. by Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

     Section 4.9. Agreements and Contracts. Set forth in Section 4.9 of Seller's Disclosure Schedule entitled "Assigned Contracts" is a list, as of the date hereof, of contracts (whether or not in writing) by which Seller is bound or to which Seller is a party under the terms of which Seller (assuming the Closing did not occur) would be required to pay or otherwise give consideration of more than $5,000 during the calendar year ended December 31, 2000 or more than $20,000 in the aggregate over the remaining term of such contract, (collectively, "Assigned Contracts"). Except as specified in Section 4.9 of Seller's Disclosure Schedules, each Assigned Contract is valid, binding and in full force and effect according to its terms as against Seller and, to the Knowledge of Seller, the other party or parties thereto. Except as specified in
Section 4.9 of Seller's Disclosure Schedules, neither Seller nor, to the Knowledge of Seller, any other party to such contract is in violation, breach or default, of any such contract, except for such violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

     Section 4.10. Consent and Approvals. Other than where failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent Seller from performing any of its material obligations under this Agreement or any other agreement or instrument to be executed or delivered by Seller hereunder, or as may be necessary as a result of any facts or circumstances relating solely to Buyer, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance by Seller of this Agreement, or any other agreement or instrument to be executed or delivered by Seller hereunder.

     Section 4.11. Absence of Litigation. There is no litigation or judicial, administrative or arbitration proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller with respect to the Acquired Assets.

     Section 4.12.  Intellectual Property.

     (a)  The term "Intellectual Property Assets" means:

     (i) the name "Kennedy Information, LLC," all fictional business names, trading names, registered and unregistered trademarks, registered and unregistered service marks, domain names and applications therefore owned, used or licensed by Seller as licensor or licensee (collectively, "Marks");
     (ii) all patents and patent applications (collectively,  "Patents");

     (iii) all copyrights in both published works and unpublished works owned by Seller (collectively, "Copyrights");

     (iv) Seller's rights in mask works;

     (v) all proprietary software owned or licensed by Seller; and

     (vi) all know-how, trade secrets, confidential information, and customer lists, (collectively, "Trade Secrets") owned, used, or licensed by Seller as licensee or licensor.

     (b) The Intellectual Property Assets are all those necessary for the operation of Seller's Business as it is currently conducted. As provided below, Seller is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Liens, and has the right to use and to transfer to Buyer, in each case without payment to a third party, all of the Intellectual Property Assets.

     (c) Patents. Seller does not own or license any Patents. None of the products or services manufactured or created, and sold or provided, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

     (d)  Marks.

     (i) Section 4.12(d)(i) of Seller's Disclosure Schedule contains a complete and accurate list of all Marks to the Knowledge of Seller. Seller is the owner of all right, title, and interest in and to each of the Marks as used by Seller for Seller's operation of the Business, free and clear of all Liens.

     (ii) All Marks that have been registered with the United States Patent and Trademark Office and have the status of registered as of October 1, 2000 are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

     (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Seller, no such action is threatened with respect to any of the Marks.

     (iv) There is no infringing or potentially interfering trademark or trademark application of any third party with regard to any Mark.

     (v) None of the Marks used by Seller infringes or is alleged to infringe any domain name, trade name, trademark, or service mark of any third party.

     (e) Copyrights.

     (i) Section 4.12(e)(i) of Seller's Disclosure Schedule contains a complete and accurate list of all Copyrights which are material to the operations of Seller. Seller is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens.

     (ii) Except as set forth in Section 4.12(e)(ii) of Seller's Disclosure Schedule, no Copyright is infringed by any third party. No Copyright has been or is now involved in any challenge and, to the Knowledge of Seller, no such action is threatened with respect to any of the Copyrights. Except as set forth in
Section 4.12(e)(ii) of Seller's Disclosure Schedule, none of the content of any of Seller's publications infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

     (iii) To the Knowledge of Seller, Section 4.12(e)(iii) contains a complete and accurate list of the primary persons (other than employees of Seller) who have contributed at any time since January 1, 1997, or are expected to contribute, works to any of Seller's publications.

     (iv) All Copyrights that have been registered and have the status of registered as of October 1, 2000 are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date; provided that, that prior to Closing, Seller will take all actions necessary to register in the name of Seller each of those registered copyrighted works shown on Section 4.12(e)(i) of Seller's Disclosure Schedule as being registered in a name other than Seller's name. All works encompassed by the Copyrights and published prior to March 1, 1989 have been marked with the proper copyright notice.

     (f)  Trade Secrets.

     (i) Seller has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

     (ii) Seller has good title and right to use the Trade Secrets. To the Knowledge of Seller, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim, no, to the Knowledge of Seller, is any adverse claim threatened.

     (iii) To the Knowledge of Seller, with respect to each Trade Secret, if applicable and necessary for the protection and use of the Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

     (g)  Propriety  Software.  To the Knowledge of Seller,  Section  4.12(g) of
Seller's Disclosure Schedule contains a complete and accurate list of all proprietary software owned or licensed by Seller.

     Section 4.13. No Libelous, Obscene or Injurious Material. None of the materials used in the Business contains any libelous, obscene or injurious material.

     Section 4.14. Compliance. Seller has complied in all material respects, with all federal, state, county, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards or decrees applicable to the Acquired Assets and has not received any notice of violation of any of the foregoing.

     Section 4.15. Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PREDICTIONS OR SUPPLEMENTAL DATA).

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller:

     Section 5.1. Due Incorporation and Authority of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own its assets, properties and rights and to carry on its business as now being conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transaction.

     Section 5.2. Authority to Execute and Perform Agreements. Buyer has all necessary power, authority and approval to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms.

     Section 5.3. No Conflict. Assuming all consents, approvals, authorization and other actions described in Section 5.4 have been obtained, and except as may result from any facts or circumstances related solely to Seller, the execution, delivery and performance of this Agreement by Buyer does not and will not: (i) violate or conflict with the certificate of incorporation, other constitutive documents or Bylaws (or other similar applicable documents) of Buyer, (ii) violate any material law, statute, rule or regulation to which Buyer is subject or any material writ, injunction, judgment or decree applicable to Buyer; or
(iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any person any rights of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of (or the obligation to create or impose) any lien, security interest, charge or encumbrance upon any of the material assets of Buyer pursuant to, any contract, license or other instrument to which Buyer is a party or by which any of such assets is bound or affected, except in any such case in (ii) or (iii) above as would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

     Section 5.4. Consents and Approvals. Other than where failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent Buyer from performing any of its material obligations under this Agreement or any other agreement or instrument to be executed or delivered by Buyer hereunder, or as may be necessary as a result of any facts or circumstances relating solely to Seller, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance by Buyer of this Agreement, or any other agreement or instrument to be executed or delivered by Buyer hereunder.

     Section 5.5. Absence of Litigation. No action, litigation, claim or proceeding is pending or, to the knowledge of Buyer, threatened before any governmental authority which seeks to delay or prevent or which would materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

     Section 5.6. Financial Ability. Buyer has cash or has existing borrowing facilities or unconditional, binding firm commitments that are sufficient to enable it to consummate the transaction contemplated by this Agreement. The financing required to consummate the transaction contemplated by this Agreement is referred to as the "Financing." The conditions to the Financing have each been satisfied and the Financing will be available on a timely basis to enable Buyer to consummate the transaction contemplated by this Agreement. There are no agreements with respect to the Financing that would limit Buyer's ability to perform its obligations hereunder.

     Section 5.7. Brokers. Except for fees and commissions which will be paid by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                                  ARTICLE VI.
                              CONDITIONS TO CLOSING

     Section 6.1. Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer except for conditions relating to consents of governmental authorities.

     (a). Representations and Warranties. Each of the representations and warranties of Seller made in Article IV and Article VII of this Agreement shall be true and correct in all material respects as of the Closing Date.

     (b). Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

     (c). Material Adverse Change. Since the date of this Agreement, there shall have occurred no material adverse change in the liabilities, results of operations, financial condition or prospects of the Business considered as a whole, nor shall there have occurred any event or condition of any character which is reasonably likely to have a Material Adverse Effect on the Business.

     (d). Consents. All consents of third parties described in Section 3.2(d) and Section 3.3(b) hereof and all consents of governmental authorities necessary to consummate the transactions contemplated hereunder shall have been obtained and satisfied.

     (e). No proceeding or litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

     (f). Certificates; Documents. Seller shall have delivered the certificates, opinion of counsel and the other documents required by Section 3.2.

     (g). Employment Agreements. Messrs. Wayne E. Cooper and Marshall Cooper shall have entered into Employment Agreements in substantially the forms attached hereto as Exhibit C-1 and Exhibit C-2, respectively, with Buyer, effective January 1, 2001 (the "Effective Date of Employment").

     (h). Transition Services Agreement. Seller shall have entered into a Transition Services Agreement in substantially the form attached hereto as Exhibit J (the "Transition Service Agreement").

     (i). Author Agreement. Seller shall have entered into work-for-hire agreements and assignments of prior works, each in a form reasonably acceptable to Buyer, with each of the persons listed on Section 6.1(i) of Seller's Disclosure Schedule.

     Section 6.2. Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller except for conditions relating to consents of governmental authorities.

     (a). Representations and Warranties. Each of the representations and warranties of Buyer made in Article V of this Agreement shall be true and correct in all material respects as of the Closing Date.

     (b). Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

     (c). Consents. All consents of third parties described in Sections 3.2(d) and 3.3(b) hereof and all consents of governmental authorities necessary to consummate the transactions contemplated hereunder shall have been obtained.

     (d). No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

     (e). Certificates; Documents; Payment. Buyer shall have delivered the certificates, opinion of counsel and the other documents required by Section 3.3 and the payment contemplated by Section 3.3(a).

     (f). Transition Services Agreement. Buyer shall have entered into the Transition Services Agreement.

     Section 6.3. Waiver of Conditions. Consummation of the transactions contemplated in this Agreement will constitute a waiver by Seller and Buyer of all conditions to the Closing benefiting such party.


                                  ARTICLE VII.
                                    COVENANTS

     Section 7.1. Conduct of Business. Seller covenants and agrees that it shall conduct the Business in the ordinary course consistent with past practice, including using commercially reasonable efforts to collect accounts receivable and to preserve beneficial relationships with third parties including, but not limited to distributors, brokers, lessors, suppliers, employees and customers in connection with the Business, during the period from the date hereof until the Closing Date, except as otherwise agreed to by Buyer. Without limiting the generality of the foregoing, from the date hereof and up to the Closing Date, without the prior consent of Buyer, Seller shall not, with respect to the
Business: (i) increase the rate of compensation of, or pay any bonus to, any of the employees, or amend, create or otherwise establish any plan, program or arrangement providing benefits to employees, directors, or independent contractors of, or consultants to, the Business, (ii) enter into any employment contract with any employee not terminable at will or any management, consulting, deferred compensation, severance or other similar contract or agreement relating to the Business, (iii) enter into any contract or commitment relating to the Business except as contemplated by this Agreement except in the ordinary course consistent with past practice, (iv) incur any debt, liability or obligation relating to the Business that would constitute an Assumed Liability except in the ordinary course consistent with past practice, (v) mortgage, pledge or subject to lien, charge or any other encumbrance any of the Acquired Assets except for Permitted Liens, (vi) sell, dispose of or discontinue any material assets, (vii) enter into any commitments with suppliers, advertisers or others except in the ordinary course consistent with past practice, (viii) incur commitments for capital expenditures except in the ordinary course consistent with past practice, (ix) settle any lawsuits, (x) settle any claims except in the ordinary course consistent with past practice, (xi) waive any rights of substantial value under the contracts that are to be assigned to Buyer pursuant to the terms of this Agreement, (xii) take any action that would have been, or resulted in, a breach of the representation and warranty set forth herein had such action been taken prior to the date of this agreement, (xiii) materially change the sales, marketing or business practices utilized by Seller, KPP-NY or their employees, including without limitation any early subscription renewal offers, acceleration of subscription renewals, discount subscription programs or similar transactions which have resulted or are reasonably likely to result in the acceleration or deferral of cash receipts or disbursements by Seller, or
(xiv) agree to do any of the foregoing.

     Section 7.2. Confidentiality of Seller. Seller shall hold in confidence and not use any confidential information that remains after the Closing in the possession of Seller concerning the Business, the Acquired Assets and the Assumed Liabilities. Seller shall not release or disclose any such information to any person other than Buyer and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section
7.2 shall not apply to information:

     (a) which Seller is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of law;

     (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 7.2; or

     (c) which can be shown to have been provided to Seller by a third party who obtained such information other than from Seller or other than as a result of a breach of this Section 7.2.

     Section 7.3. Confidentiality of Buyer. Buyer shall hold in confidence and not use any confidential information that is in the possession of Buyer concerning the Excluded Assets. Buyer shall not release or disclose any such information to any person other than Seller and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section
7.3 will not apply to information:

     (a) which Buyer is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of law;

     (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 7.3; or

     (c) which can be shown to have been provided to Buyer by a third party who obtained such information other than from Buyer or other than as a result of a breach of this Section 7.3.

     Section 7.4. Maintenance of, and Access to, Records. After the Closing Date, each party shall provide the other party with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Business that are in such party's possession or control. Each party shall preserve and maintain any books and records relating to the Business in such party's possession or control pursuant to this Agreement for at least seven years after the Closing Date.

     Section 7.5. Agreement to Comply. No party shall take any action or fail to take any action that will make any of its representations and warranties not true and correct in all material respects on the Closing Date. Each party shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to the other party's obligations hereunder, provided, however, that no party's obligations under this sentence shall require such party to expend funds or incur debt beyond those expended or incurred customarily or in accordance with past practices. Each party shall give the other parties prompt written notice of any material change in any of the information contained in the representations and warranties made herein that occur prior to the Closing Date; provided, however, that any change in the information contained in the representations and warranties or schedules shall not relieve such party of any obligations hereunder if such changes result in a breach of the representations and warranties contained in this Agreement.

     Section 7.6. Access Prior to the Closing Date. Prior to the Closing Date, Seller shall, upon reasonable notice and request, (i) give Buyer and its authorized representatives and advisors (collectively, "Representatives")
reasonable  access  during normal  business  hours to all  properties  and other facilities and books and records of the Business; (ii) permit Buyer and its Representatives to make such inspections thereof during normal business hours as Buyer may reasonably require, including, to the extent required to provide for the transition in handling of administrative functions, an internal control review and systems review by Buyer or its Representatives; and (iii) cause its employees and advisors to furnish Buyer and its Representatives on a timely basis such information with respect to the Business as Buyer or its Representatives may from time to time reasonably request. In the event that as a result of any such investigation any of the Representatives receives notice of material facts which, based on information actually known to them, they and Buyer shall reasonably determine would be required to be disclosed in the Schedules and are not so disclosed, Buyer shall use commercially reasonable efforts promptly to inform Seller of such facts.

     Section 7.7. Accounts Receivable. In the event that Seller receives any payment relating to any account receivable relating to the Acquired Assets outstanding on or after the Closing Date, such payment shall be the property of, and shall be immediately forwarded and remitted to, Buyer. Seller shall promptly endorse and deliver to Buyer any cash, checks or other documents received by it on account of any such accounts receivable.

     Section 7.8. Name Change Filings. Seller shall, within five (5) business days following January 1, 2001, deliver to Buyer evidence of filing with the Secretary of State of New Hampshire of an amendment to Seller's Articles of Formation to change its name from "Kennedy Information, LLC" to a name dissimilar to "Kennedy Information" or "KI", it being understood that, effective upon the Closing, from the Closing Date to December 31, 2000, Seller shall have a temporary, nonexclusive, nontransferable license to use the name "Kennedy Information, LLC" as its company name. Buyer and Seller shall, within sixty (60) days after the Closing, take such actions and file such documents as may be necessary to (a) reflect such name changes in all States in which Seller is qualified to do business as a foreign company and will deliver to Buyer copies of such documents evidencing such name change filings, (b) change the trademarks and trade names associated with any products or services available through Seller to discontinue the use of the trademark and trade name "Kennedy Information, LLC," and any confusingly similar trademarks and trade names and
(c) otherwise discontinue the use of such trademarks and trade names in connection with Seller's business operations.

     Section 7.9.   Further Assurances.

     (a) Seller shall use its commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose Seller, at the request of Buyer, at or after the Closing Date, shall promptly execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to Buyer, and take all such other actions, as may be reasonably necessary or desirable to implement any provision of this Agreement or to more effectively transfer, convey and assign to Buyer good and marketable title to, and to put Buyer in actual possession and operating control of, all of the Acquired Assets, free and clear of all Liens except for Permitted Liens. Buyer shall use its commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose Buyer, at the request of Seller, at or after the Closing Date, shall take all such other actions as may be reasonably necessary or desirable to implement any provision of this Agreement.

     (b) Each party has obtained or shall continue to use its commercially reasonable efforts to take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date after the Closing, all consents from any person necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Acquired Assets, as applicable, and to consummate and make effective the transactions contemplated by this Agreement to facilitate the full and expeditious transfer of legal title, or the sublease, as the case may be, of the Acquired Assets.

     Section 7.10. Expenses; Transfer Taxes. Each party shall bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby. All transfer, documentary, sales, use, registration, value-added and other similar taxes (including all applicable real estate transfer taxes) and related fees (including any penalties, interest and additions to tax) (collectively, "Transfer Taxes") incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such transfer tax laws. To the extent legally able to do so, Buyer shall deliver to Seller exemption certificates satisfactory in form and substance to Seller with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

     Section 7.11. Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Acquired Assets to Buyer, and Seller agrees to indemnify Buyer against any liabilities arising from such noncompliance.

     Section 7.12. Press Releases and Disclosure. The parties agree that neither Seller nor Buyer shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than attorneys, advisors and accountants to Seller or Buyer) without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that nothing herein shall prohibit any party from issuing or causing publication of any press release, announcement or public communication to the extent that such party deems such action to be required by law or stock exchange; provided, further, that such party shall, whenever practicable, consult with the other party concerning the timing and content of such press release, announcement or communication before the same is issued or published.

     Section 7.13. Cooperation in the Defense of Claims. If a claim is asserted against Buyer with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business prior to the Closing, or the ownership, possession, use or sale of the Acquired Assets prior to the Closing, Seller shall cooperate with Buyer in the defense of any such claim. If a claim is asserted against Seller with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business after the Closing, or the ownership, possession or use of the Acquired Assets after the Closing, Buyer shall cooperate with Seller in the defense of any such claim.

     Section 7.14.  Regulatory Approvals.

     (a) To the extent not already obtained, Buyer and Seller shall take, or cause to be taken by others, all commercially reasonable steps to obtain or satisfy at the earliest practicable date, all consents from any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or any governmental authority necessary to authorize, approve or permit the full and complete transfer of the Acquired Assets, and to consummate and make effective the transactions contemplated by this Agreement.

     (b) To the extent not already obtained, Seller and Buyer shall use their commercially reasonable efforts to obtain any authorizations, consents, orders and approvals of any governmental authority necessary for the performance of its respective obligations pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, and shall cooperate with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither Buyer nor Seller shall take any action that shall have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals.

     (c) Each of the parties acknowledges that it is not aware of any circumstances that would require the parties to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by this Agreement.

     Section 7.15.  Employee Matters.

     (a). Offer to Hire. As of the Effective Date of Employment, Buyer shall offer to hire, in a comparable position and at the same rate of pay, each active employee of the Business who is involved in the conduct of the Business on the day immediately prior to the Closing Date, and all those inactive employees of the Business who are on approved leave on the Closing Date because of jury duty, family or medical leave, sick leave, vacation or military duty or who are on long term disability under Seller's long term disability policy (collectively, the "Business Employees"). Each Business Employee who accepts Buyer's offer of employment shall become an employee of Buyer as of the Effective Date of Employment; each such employee shall be employed by Buyer as an at will employee unless Buyer has entered into an employment agreement with the employee that specifically provides otherwise. Buyer shall be responsible for any obligations or liabilities to the Business Employees under the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law ("WARN") to the extent WARN thresholds are exceeded as a result of action taken by Buyer on or after the Closing Date with respect to the Business Employees. Seller shall be responsible for any obligations or liabilities to the Business Employees under WARN as a result of actions taken by Seller prior to the Closing Date.

     During the period between the Closing Date and the Effective Date of Employment, the Business Employees shall remain employees of Seller. In the event that Seller terminates a Business Employee or any Business Employee's employment terminates prior to the Effective Date of Employment for any other reason and Seller replaces any such Business Employee in accordance with the terms of the Transition Services Agreement, such replacement employee shall be deemed to be a Business Employee for purposes of this Agreement and Buyer shall offer to hire each such Business Employee as of the Effective Date of Employment in the same manner as described for each other Business Employee in this Section 7.15(a).

     (b). Transferred Employees. The Business Employees who accept employment with Buyer shall be referred to herein as "Transferred Employees." Buyer's obligation with respect to Transferred Employees, as such, shall commence as of the Effective Date of Employment. Upon request of Buyer, Seller shall provide Buyer reasonable access to and copies of data regarding ages, dates of hire, compensation, job description and, subject to applicable law, such other personnel records as Buyer may reasonably request in respect of the Business Employees.

     (c). Terms of Employment. For the period beginning on the Effective Date of Employment and ending on the third anniversary of the Closing Date, Buyer shall provide Transferred Employees with benefits which are the same or substantially equivalent to those provided to such employees pursuant to the ERISA Plans set forth in Section 7.15 of Seller's Disclosure Schedule entitled "Employee Plans." Employment with Seller prior to the Effective Date of Employment shall be treated as service with the Buyer for purposes of eligibility and entitlement to benefits under any plans providing the same or substantially equivalent benefits as the ERISA Plans, other than for purposes of the accrual of benefits under any retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     (d). Assumed Plans. As of the Effective Date of Employment, Buyer may assume and become the sponsoring employer under any of the plans set forth in
Section 7.15 of Seller's Disclosure Schedule entitled "Employee Plans" (collectively, the "Assumed Plans"); provided, that Seller shall indemnify Buyer for any and all liabilities relating to acts, omissions, events or occurrences prior to the Closing Date with respect to any Assumed Plan. Seller shall take all actions as may be necessary or appropriate in order to establish Buyer as a successor to Seller to all authority, rights and duties under or with respect to the Assumed Plans, including the Seller's authority, rights and duties under or with respect to any and all annuity, insurance, administrative services or similar contracts or agreements and/or trust agreements or other funding vehicles that may form a part of such plan or be related thereto, together with all plan assets. In connection therewith, Seller shall execute, or cause to be executed, all instruments and documents (including company resolutions and any amendments to any Assumed Plans and related trust agreements, insurance, annuity, administrative services or similar contracts) which, in the reasonable opinion of Buyer and Seller, are necessary or desirable to effect the terms of this Section 7.15(d).

     (e). ERISA

     (i) Section 7.15 on Seller's Disclosure Schedule entitled "Employee Plans" sets forth a complete and correct list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and referred to herein as "ERISA Plans") of Seller that Seller has maintained or made contributions to during the last six (6) years and each other deferred compensation, stock option, stock bonus, incentive compensation, bonus, fringe benefit or other plan, program or agreement to provide benefits other than salary or wages to Business Employees (collectively, the "Employee Plans").

     (ii) Except as set forth in Section 7.15 on Seller's Disclosure Schedule, Seller has neither maintained nor contributed to any Employee Plan subject to Title IV of ERISA. Except as set forth in Section 7.15 on Seller's Disclosure Schedule, to the knowledge of Seller, Seller has no material liability on account of any Employee Plan, including without limitation for (A) contributions accruing or required to be paid under the terms of any such Employee Plan prior to the date hereof, (B) fiduciary breaches by Seller, any employee of Seller or any other person under ERISA or any other applicable law, (C) income taxes by reason of non-qualification of any such Employee Plan, or (D) a partial or complete withdrawal within the meaning of Section 4201 of ERISA.

     (iii) Except with respect to amendments the Internal Revenue Service may require as a condition of issuing a favorable determination letter and that can be adopted retroactively without an increase in the benefits payable, each of the Employee Plans which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code, and the Seller maintaining such Employee Plan has received favorable and unrevoked determination letters from the Internal Revenue Service to that effect. To the Knowledge of Seller, Seller has complied in all material respects with all requirements under Section 4980(B) of the Code and any proposed or final regulations promulgated thereunder. To Seller's Knowledge, with respect to each Employee Plan, Seller is in compliance in all material respects with the requirements prescribed by all laws applicable to the Employee Plans, and there is no proceeding (other than routine claims for benefits) pending or, to the Knowledge of Seller threatened, with respect to any Employee Plan or against the assets of any Employee Plan.

     (f). COBRA. Buyer shall have sole responsibility for "continuation coverage" benefits provided after the Effective Date of Employment under group health plans to all Business Employees, and "qualified beneficiaries" of Business Employees. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

     (g). Vacation anSick Leave. Each Transferred Employee shall be credited by Buyer with any unused vacation and sick leave earned as of the Effective Date of Employment under the vacation and sick leave policy, or policies, of Seller applicable to such Transferred Employee, and Seller shall have no liability therefor following the Effective Date of Employment; provided that, any unused vacation and any vested sick leave as of the day immediately preceding the Closing Date is accrued as a liability on the Closing Balance Sheet. Buyer shall recognize service by each Transferred Employee with Seller for purposes of determining entitlement to vacation and sick leave following the Effective Date of Employment under the vacation and sick leave policy, or policies, applicable to the Transferred Employees to the extent that the crediting of such service does not result in the duplication of benefits provided under the preceding sentence.

     (h). Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, director, or former employee of Seller (other than any such payments or benefits to be paid or provided by Seller), (B) result in or cause the payment of an amount constituting an "excess parachute payment" (as such term is defined in section 280G(b)(1) of the Code), or (C) result in a violation of fiduciary duties imposed by section 404 of ERISA, the prohibited transaction rules of section 406 of ERISA or section 4975 of the Code, or other applicable law.

     Section 7.16.  Seller's Non-Competition and Non-Solicitation.

     (a). Non-Competition. Except as contemplated by the Transition Service Agreement with respect to the period from the Closing Date through December 31, 2000, from the Closing Date through the seventh anniversary of the Closing Date, neither Seller nor any individual or entity directly or indirectly controlling, controlled by or under common control with Seller (its "Affiliates") shall engage, directly or indirectly, in any business that competes with the Business. Notwithstanding the foregoing, this Section 7.16(a) shall not prevent Wayne E. Cooper, Marshall Cooper or Giles Goodhead from owning up to a maximum of 1% of the outstanding shares of any class or series of publicly traded securities of a company that competes with the Business.

     Buyer and Seller consider the Buyer's acquisition of the Acquired Assets and the Assumed Liabilities to be the sale of Seller's Business. Seller conducts a substantial part of the Business through the Internet, and accordingly, Buyer and Seller consider geographic scope to be irrelevant to the Business of Seller for purposes of this covenant. Seller agrees that this covenant is reasonable with respect to its time and scope. Seller agrees that this covenant does not place an unreasonable burden on Seller or any member of Seller. The parties acknowledge that this covenant is reasonable and necessary to Buyer for the protection of its legitimate interest in the enjoyment of the Acquired Assets.

     (b). Non-Solicitation. Except as contemplated by the Transition Service Agreement with respect to the period from the Closing Date through December 31, 2000, from the Closing Date through the seventh anniversary of the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, employ or retain as a consultant any individual who was an employee of the Business, (other than Wayne E. Cooper or Marshall Cooper) in the 12-month period immediately prior to offering employment or a consulting position to such person.

                                  ARTICLE VIII.
                                 INDEMNIFICATION

     Section 8.1.   Indemnification by Buyer.

     (a) Subject to the limitations on survivability set forth in Section 8.5 and to the other limitations set forth in this Article VIII, Buyer shall indemnify, defend and hold harmless Seller and its respective employees, officers, agents, managers, members and directors (collectively, the "Seller Indemnified Parties") against and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any action brought by an governmental authority or other person) including reasonable attorneys' and consultants' fees and expenses and other legal costs and expenses reasonably incurred in prosecution, investigation, remediation, defense or settlement (collectively, "Losses"), that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

     (i) any inaccuracy in or breach of any representations and warranties made by Buyer in either this Agreement or in the documents and instruments delivered pursuant hereto;

     (ii) any breach, non-fulfillment or default by Buyer in the performance of any of its covenants or agreements under this Agreement and in the documents and instruments delivered pursuant hereto;

     (iii)any Assumed Liability; and

     (iv) any enforcement of this indemnity.

     (b) In no event shall Buyer be liable under Section 8.1 or otherwise under this Agreement in an amount aggregating in excess of $5 Million Dollars (the "Buyer Cap").

     (c) Buyer shall not be required to indemnify, defend or hold Seller harmless from and against any Losses under Section 8.1(a) unless and until the amount of such Losses equals $500,000 in the aggregate (the "Buyer Basket Amount"), in which event Buyer shall be obligated to indemnify Seller, and Seller may assert its right to indemnification hereunder to the full extent of all Losses up to the Buyer Cap, but only for Losses in excess of the Buyer Basket Amount.

     Section 8.2.   Indemnification by Seller.

     (a) Subject to the limitations on survivability set forth in Section 8.5 and to the other limitations set forth in this Article VIII, Seller shall indemnify, defend and hold harmless Buyer, its respective employees, officers, agents and directors (collectively, "Buyer Indemnified Parties") against, and reimburse any Buyer Indemnified Party for, any and all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

     (i) the inaccuracy in or breach of any representations and warranties made by Seller in either this Agreement or in the documents and instruments delivered pursuant hereto; or

     (ii) any breach, non-fulfillment or default by Seller in the performance of any of its covenants or agreements under this Agreement and in the documents and instruments delivered pursuant hereto;

     (iii) any Excluded Liability; and

     (iv) any  enforcement  of this  indemnity.

     (b) In no event shall Seller be liable under Section 8.2 or otherwise under this Agreement in an amount aggregating in excess of $5 Million Dollars (the "Seller Cap").

     (c) Seller shall not be required to indemnify, defend or hold Buyer harmless from and against any Losses under Section 8.2(a) unless and until the amount of such Losses equals $500,000 in the aggregate (the "Seller Basket Amount"), in which event Seller shall be obligated to indemnify Buyer, and Buyer may assert its right to indemnification hereunder to the full extent of all Losses up to the Seller Cap, but only for Losses in excess of the Seller Basket Amount.

     Section 8.3.   Notification of Claims.

     (a) A party that may be entitled to be indemnified pursuant to Section 8.1 or 8.2 (the "Indemnified Party') shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any pending or threatened claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except and only to the extent that the Indemnifying Party is materially prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 45 days after the receipt of written notice thereof from the Indemnified Party.

     (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to this Article, and if such claim or demand relates to a pending or threatened claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges to the Indemnified Party is a claim or demand for which it must indemnify, defend and hold harmless the Indemnified Party against or reimburse the Indemnified Party hereunder, then the Indemnifying Party shall have the right to defend such claim or demand and if it elects to defend such claim or demand, it shall employ counsel reasonably acceptable to the Indemnified Party to defend such claim or demand that has been asserted against the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each have the right to participate in the defense of any claim or demand for which it is not controlling the defense, at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party hereunder of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by the Indemnifying party for its use in defending any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. The Indemnifying Party shall not settle or compromise any such claim or demand, unless the Indemnified Party is given a full and complete release of any and all liability by all relevant parties relating thereto. In addition, the Indemnifying Party may not consent to entry of any judgment or settle any such proceeding which judgment or settlement obligates the Indemnified Party to pay any money, to perform obligations, to comply with any material conditions or to admit liability without the consent of the Indemnified Party, such consent not to be unreasonably withheld.

     (c) Buyer may give notice of a claim under the Escrow Agreement in any amount to which it may become entitled under this Article VIII.

     Section 8.4. Exclusive Remedies. Seller and Buyer acknowledge and agree that the indemnification provisions of Sections 8.1 and 8.2 shall be the sole and exclusive remedies of Seller and Buyer, respectively, for any breach of the representations or warranties herein by the other party; provided that a party may seek equitable remedies as provided in Section 10.12.

     Section 8.5.   Survival.

     (a) All representations and warranties of the parties set forth herein and in the documents and instruments delivered pursuant hereto and all covenants, undertakings and agreements contained in this Agreement and in the documents and instruments delivered pursuant hereto be performed or complied with at or prior to the Closing Date shall survive the Closing for a period of two (2) years and, upon the expiration of such two (2)-year period, such representations and warranties shall be deemed to have terminated and been extinguished and shall cease to be of any force or effect, except with respect to matters as to which a claims notice shall have been given conforming to the requirements of this
Article VIII by a party hereto prior to such expiration date.

     (b) The covenants, undertakings and agreements of the parties contained in this Agreement and in the documents and instruments delivered pursuant hereto to be performed or complied with after the Closing shall survive without limitation as to time except as may otherwise be provided under the terms of this Agreement or any documents and instruments delivered pursuant hereto.

                                   ARTICLE IX.
                                   TERMINATION

     Section 9.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

     (a). Mutual Consent. By mutual written consent of Seller and Buyer;

     (b). Closing Date. By Seller or Buyer if the Closing shall not have occurred on or before November 30, 2000 (the "Termination Date");

     (c). Seller Misreprentation or Breach. By Buyer, if there has been a material breach by Seller of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by Seller;

     (d). Buyer Misrepresentation or Breach. By Seller, if there has been a material breach by Buyer of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by Buyer; and

     (e). Court Order. By Seller or Buyer if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

     Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party and this Agreement shall thereafter become void and have no further force and effect and all further obligations of Seller and Buyer under this Agreement shall terminate without further liability of Seller or Buyer, except that (a) each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the business of any other party shall be treated in accordance with Section 7.2 or Section 7.3, as applicable; and (b) such termination (except pursuant to Section 9.1(a)) shall not constitute a waiver by any party of any claim it may have for damages caused by reason of, or relieve any party from liability for, any breach of this Agreement prior to termination under Section 9.1.

                                    ARTICLE X.
                                  MISCELLANEOUS

     Section 10.1. Amendments. This Agreement may be amended only by a writing executed by all of the parties hereto.

     Section 10.2. Entire Agreement. This Agreement and the other agreements expressly provided for herein set forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties.

     Section 10.3. Governing Law. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine. Each party hereby agrees to submit to the personal jurisdiction of the state or federal courts located in the State of New York. Notwithstanding the foregoing, any party may initiate and prosecute any legal proceeding or seek enforcement of any judgment in any proper court having jurisdiction in the United States or elsewhere.

     Section 10.4. Notices. Any notice, request or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given (a) when received if personally delivered, (b) on the third business day after being sent by registered or certified mail, return receipt requested, postage prepaid or (c) as of the date sent by telecopy, with confirmed answer back, to the parties at their respective addresses set forth below.

To Seller:                     Kennedy Information, LLC
                               One Kennedy Place
                               Route 12 South
                               Fitzwilliam, New Hampshire 03447
                               Telecopy:  (603) 585-6402
                               Attention: Wayne E. Cooper, CEO and President

With a copy to:                Gardner, Carton & Douglas
                               321 North Clark Street
                               Suite 3400
                               Chicago, Illinois 60610
                               Telecopy:  (312) 644-3381
                               Attention:  Alex W. Zabrosky

To Buyer:                      The Bureau of National Affairs, Inc.
                               1231 Twenty-Fifth Street, NW
                               Washington, DC  20032
                               Telecopy: (202)  452-4226
                               Attention:  Robert L. Velte, Vice President

With a copy to:                The Bureau of National Affairs, Inc.
                               1231 Twenty-Fifth Street, NW
                               Washington, DC  20032
                               Telecopy: (202) 973-3707
                               Attention:  Eunice L. Bumgardner, General Counsel

                               Sutherland Asbill & Brennan LLP
                               1275 Pennsylvania Avenue, NW
                               Washington, DC  20004
                               Telecopy:  (202) 637-3593
                               Attention:  David A. Massey

     Any party by written  notice to the others  given in  accordance  with this
Section 10.4 may change the address or the persons to whom notices or copies thereof will be directed.

     Section 10.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     Section 10.6. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties, but no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties, except as expressly provided in this Section 10.6. Buyer and Seller hereby acknowledge that Seller has the right to assign its right to receive the Purchase Price as directed in writing by Seller to Buyer. Buyer and Seller hereby further acknowledge that Buyer has the right to assign its rights, obligations and liabilities under this Agreement and the other Agreements expressly provided for herein to KI Holdings, Inc., a Delaware corporation, or any other wholly owned (directly or indirectly) subsidiary of Buyer; provided, that no such assignment shall relieve Buyer of any of its obligations or liabilities to Seller under any such agreement in the event of non-performance by Buyer's assignee. No provision of this Agreement is intended to confer upon any individual or entity other than the parties hereto any rights or remedies hereunder.

     Section 10.7. Waivers. Except as otherwise provided herein, Buyer or Seller may waive in writing compliance by any of the other parties hereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by law). Any waiver by any party of any violation of, breach of, or default under, any provision of this Agreement, by any other party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

     Section 10.8. Survival of Covenants. Each of the covenants and obligations contained in this Agreement will survive in accordance with their terms.

     Section 10.9. Schedules, Addenda and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

     Section 10.10. Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

     Section 10.11. Gender and Number. The masculine, feminine or neuter gender and the singular or plural number will each be deemed to include the others whenever the context so indicates.

     Section 10.12. Equitable Remedies. Nothing in this Agreement shall limit either party's right to seek any equitable remedies in any court of competent jurisdiction. Without limiting the foregoing, the parties expressly recognize the importance of the obligations set forth in Article VII and agree that each party shall be entitled to seek specific performance of such Sections through injunction or otherwise to avoid or eliminate any actual or threatened violation thereof.

     If any of the covenants set forth in Section 7.16 are held to be not reasonable and necessary to Buyer for the protection of its legitimate interest in the enjoyment of the Acquired Assets, to impose an unreasonable burden on a member, to be against public policy, or to be otherwise unreasonable, such covenants will be considered subject to reform by a court of competent jurisdiction to conform its terms to the reasonable intent of the parties with respect to scope, time and geographic area, and in such lesser scope, time or geographic area, will be effective, binding and enforceable against each member of Seller.

     Section 10.13. Seller's Knowledge. References in this Agreement to the "Knowledge of Seller" or to "Seller's Knowledge" shall be deemed to mean the actual knowledge of Wayne E. Cooper, Marshall Cooper or Giles Goodhead, and matters which Wayne E. Cooper, Marshall Cooper or Giles Goodhead should reasonably have known in the discharge of their duties as managers of Seller.

         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                               KENNEDY INFORMATION, LLC

                               By: /s/ Wayne E. Cooper
                               ------------------------------
                               Name: Wayne E. Cooper
                               Title: CEO and President


                               THE BUREAU OF NATIONAL AFFAIRS, INC.

                               By: /s/ Robert L. Velte
                               -----------------------------
                               Name: Robert L. Velte
                               Title: Vice President for Strategic Development


         THE UNDERSIGNED, constituting all of the members of Seller, hereby confirm that Seller is authorized to enter into the foregoing Asset Purchase Agreement and that none of the undersigned is entitled to exercise any dissenters', appraisal or similar rights with respect thereto, and each of the undersigned hereby agrees to be bound by the terms of Section 7.16 (Non-Competition and Non-Solicitation) as if he was both a party thereto and the "Seller" named therein.

         IN WITNESS WHEREOF, each of the undersigned has hereunto set his hand as of the date first above written.


                               /s/ Wayne E. Cooper
                               --------------------
                               Wayne E. Cooper


                               /s/ Marshall Cooper
                               --------------------
                               Marshall Cooper


                               /s/ Giles Goodhead
                               --------------------
                               Giles Goodhead